Exhibit 99.1

ENERGY SERVICES OF AMERICA COMPLETES FAMCO ACQUISITION

HUNTINGTON, WV, October 23, 2026 — Energy Services of America Corporation (the “Company” or “Energy Services”) (Nasdaq: ESOA) today announced that its subsidiary, FAMCO Acquisition, Inc., has completed the acquisition of substantially all of the operating assets of FAMCO, Inc. (“FAMCO”), a West Virginia utility contractor focused primarily on water and sewer infrastructure.

The acquisition was completed for a base purchase price of $6.95 million, subject to the adjustments and other terms set forth in the Asset Purchase Agreement. The consideration consists of cash and Energy Services common stock, with a portion of the purchase price withheld pending a post-closing true-up.

FAMCO brings an experienced workforce, equipment fleet and customer relationships in water and sewer infrastructure. The acquisition complements Energy Services’ existing water and utility construction operations and expands its capabilities in these markets.

“We are excited to add FAMCO to the Energy Services team,” said Douglas Reynolds, President of Energy Services. “FAMCO brings experienced people, equipment and customer relationships that complement our existing operations and further strengthen our capabilities in water and utility construction.”

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,400+ employees on a regular basis. The Company's core values are safety, quality, and production.

Investor Relations:
Steven Hooser
Three Part Advisors, LLC
(214) 872-2710

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the integration of acquired business and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.